Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

THE MAINSTAY FUNDS
811-4550
For Period Ending 10/31/06

MAINSTAY MAP FUND

Pursuant to notice, a special meeting and four adjournment meetings of the shareholders of MainStay MAP Fund (the “Fund”) were held on September 8, September 28, October 2 (10:00 am), October 2 (5:00 pm), and October 5, 2006, respectively at the Parsippany, New Jersey offices of New York Life Investment Management LLC (“NYLIM”).

The purpose of the meeting was to have shareholders approve a new sub-advisory agreement between NYLIM and Institutional Capital LLC (“ICAP”) to appoint ICAP as a new subadvisor to the MainStay MAP Fund. No action was taken with regard to the MAP Fund’s other subadvisor, Markston International LLC.

The proposal was passed by the shareholders of the Fund as shown below:

All Shares	Votes For	Votes Against	Votes Abstaining	Total
In Person	0	0	0	0
By Proxy	18,639,783.364	257,117.500	793,483.630	19,690,384.494
TOTAL	18,639,783.364	257,117.500	793,483.630	19,690,384.494